Exhibit 99.1

RENTECH, INC.

For Immediate Release
September 22, 2005

Rentech Signs Purchase Agreement to Acquire Remaining Fifty Percent of Sand Creek Energy, LLC

Denver, Colorado - Rentech, Inc (AMEX:RTK) today announced that it has signed a definitive purchase and sale agreement for the 50% membership interest in Sand Creek Energy, LLC (SCE) for $1.4 million from its partner in the entity, RFC-Sand Creek Development, LLC. (RFC), a subsidiary of Republic Financial, Inc. located in Aurora, Colorado.  Rentech currently owns the other 50% interest in SCE.

Rentech has submitted an earnest payment of $50,000 and expects to close the transaction by October 14, 2005.

Upon the completion of the transaction, Rentech will own and control 100% of the 17-acre property that was the site of a 250 tons per day (1,800 barrels per day) methanol facility which operated during the 1990’s. The facility has been in a protective mothball mode for more than four years and managed by Rentech and RFC. The property is located in Commerce City, Colorado which border’s northeast Denver. The facility is adjacent to Suncor Energy, Inc.’s 75,000 barrel per day oil refinery.

Rentech plans to build and operate, what the Company believes to be, the United States first fully integrated Fischer-Tropsch, coal-to-liquids (CTL), Product Development Unit (PDU) facility at the SCE site. This plant will produce ultra-clean diesel and aviation fuels and naphtha from various domestic coals, petroleum coke and biomass feedstocks on a demonstration scale, utilizing state-of-the-art clean coal technologies.  With the PDU in operation, Rentech will be able to define operating parameters of diverse hydrocarbon feedstocks under varying conditions.

The products from the plant will be used to supply test quantities of these ultra-clean fuels to the numerous groups which have expressed a deepening interest in acquiring commercial quantities of Rentech’s fuels.  Entities with whom Rentech has been working include the Department of Defense, major metropolitan areas, including Chicago and Houston, as well as state and local government entities in California, Illinois, Ohio, Montana and Wyoming.

Additionally, Rentech expects the PDU to be the first Coal-to-Liquids project in the country to capitalize on the tax credits available for commercialization of this technology under the Energy and Transportation Bills signed by President Bush in August of this year.

The Company estimates that its engineering contractor is within 30 days of completing the basic engineering design and costing estimate for the PDU. Rentech’s proposed time line for completion of the construction of the PDU is mid 2006.

President of Rentech, Inc., Hunt Ramsbottom, commenting on the developments at Sand Creek, stated: “Rentech is very pleased to have been able to acquire the remaining interest in Sand Creek Energy, LLC. The site will provide a platform to launch Rentech’s Coal-to-Liquids commercialization efforts during this strategic period in relation to the United States and its energy situation.  CTL is gaining momentum as a clear and clean alternative solution for the use of our largest domestic energy resource- coal. The technology can be implemented to produce fuels and chemicals domestically to help reduce dependency on imported oil. Moreover, the application of CTL technology can further help stabilize energy costs over the long term. With the vulnerability of our national fuel supplies under the control of foreign sources as well as being subjected to the unknown forces of nature, as exhibited by the Hurricanes Katrina and Rita, it is imperative that the United States develop alternative domestic sources of clean, refined fuels in strategically located areas, closer to the source of lower priced feedstocks such as coal.”

About Rentech, Inc.

Rentech, Inc., a Colorado corporation, formed in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials, including coal, into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels, naphtha, waxes and fuel for fuel cells.

Safe Harbor

Certain information included in this report and other reports or materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect Rentech include, but are not limited to, market conditions especially demand for Rentech’s fuels; the commercial success of Rentech’s projects none of which are currently operating; Rentech’s ability to secure agreements with potential developers or investors and their ability to obtain financing  necessary to execute the Company’s plan for a projects including the Sand Creek PDU a decision by development parties to move forward with a specific commercial project that would license and utilize the Rentech Process technology; agreements with others related to proposed projects; the timing of potential projects; the performance of it fuels and technology; and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the Company’s website at: www.rentechinc.com; or Tony Schor, Investor Awareness, Inc. at 847-945-2222 or by email at tony@investorawareness.com.